UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-08931	95-1678055
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9333 Balboa Avenue San Diego, California		92123
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Cubic Corporation, a Delaware corporation (the “Company”), hereby amends its registration statement on Form 8-A, which the Company filed with the Securities and Exchange Commission (the “SEC”) on September 21, 2020.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.          Description of Registrant’s Securities to be Registered.

On February 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Atlas CC Acquisition Corp., a Delaware corporation (“Parent”), and Atlas Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), providing for the merger of Sub with and into the Company (the “Merger”), whereupon the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). In connection with the Merger Agreement, the Company has also entered into a voting agreement (the “Voting Agreement”) with certain stockholders of the Company (collectively, the “Specified Stockholder”), pursuant to which, among other things, the Specified Stockholder has agreed to vote all of the Shares (as defined in the Voting Agreement) then owned by the Specified Stockholder at the Company Stockholders Meeting (as defined in the Merger Agreement) in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Transactions”).

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, without par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, will be cancelled and automatically converted into the right to receive $70.00 in cash, without interest thereon, subject to required tax withholding in accordance with the terms of the Merger Agreement (the “Merger Consideration”), other than (i) shares that are held in the treasury of the Company, (ii) shares owned of record by the Company, (iii) shares owned of record by Parent, Sub or any of their respective subsidiaries (other than, in each case of clauses (i)-(iii), shares held on behalf of a third party) and (iv) shares held by stockholders of the Company who have not voted in favor of or consented to the adoption of the Merger Agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the Delaware General Corporation Law concerning the right of holders of shares to require appraisal.

Pursuant to the terms of the Merger Agreement:

•	Each outstanding award of restricted stock units (“RSUs”) with respect to Company Common Stock as of the Effective Time (each award, an “RSU Award”), including each award of performance-based restricted stock units, will be fully vested and cancelled, and each holder of a cancelled RSU Award will be entitled to receive a payment in cash, without interest, equal to the product of (i) the number of RSUs subject to such RSU Award multiplied by (ii) the Merger Consideration (the “RSU Payments”), less any required tax withholding. For purposes of calculating the RSU Payments with respect an RSU Award that is subject to performance-based vesting conditions, the number of RSUs deemed to have been earned shall be equal to the target number of RSUs subject to such RSU Award multiplied by the greater of (x) 100% and (y) the total stockholder return multiplier applicable to such RSU Award (up to a maximum of 125% of the target number of RSUs), calculated as of the closing date of the Merger (the “Closing Date”) and using the Closing Date as the applicable measurement date, in each case in accordance with the applicable terms of such RSU Award in effect immediately prior to the Effective Time.

•	Each issued and outstanding share of Company Common Stock that has been issued as restricted stock as of the Effective Time (each, a “Restricted Share”) shall be cancelled, and each holder of any such cancelled Restricted Share shall be entitled to receive a payment in cash equal to the Merger Consideration, without interest and less any required tax withholding.

In connection with the Merger Agreement and the Transactions, the Company has adopted Amendment No. 1, dated as of February 7, 2021 (the “Rights Agreement Amendment”), to the Rights Agreement (the “Rights Agreement”), dated as of September 20, 2020, by and between the Company and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation, as rights agent, to provide, among other things, that none of the approval, execution, delivery or performance of the Merger Agreement, the Voting Agreement and/or any other contract or instrument contemplated by the foregoing, the announcement of the Merger Agreement or any of the Transactions or the consummation or announcement of the consummation of the Merger or any of the other Transactions or the transactions contemplated by the Voting Agreement, in each case, in and of themselves, shall (i) result in the exercise of any rights issued under the Rights Agreement, (ii) constitute a Qualifying Offer (as defined in the Rights Agreement), (iii) cause any of Parent, Sub, the Specified Stockholder or their respective Related Persons (as defined in the Rights Agreement) (each, a “Parent Exempt Person”) to be deemed to be or to become an Acquiring Person (as defined in the Rights Agreement) or Related Person of an Acquiring Person under the Rights Agreement, (iv) cause any Parent Exempt Person to be deemed to be or to become a Beneficial Owner (as defined in the Rights Agreement) of, or to Beneficially Own (as defined in the Rights Agreement) or have Beneficial Ownership (as defined in the Rights Agreement) of, any securities, or (v) cause any officer, director or employee of any Parent Exempt Person to be deemed or to become the Beneficial Owner (as defined in the Rights Agreement) of any securities that are Beneficially Owned (as defined in the Rights Agreement) by a Parent Exempt Person. The Rights Agreement and the rights issued thereunder shall terminate immediately prior to the Effective Time, but only upon the occurrence of the Effective Time.

The Rights Agreement Amendment also provides that if for any reason the Merger Agreement is terminated in accordance with its terms, the Rights Agreement Amendment will be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the execution of the Rights Agreement Amendment.

A copy of the Rights Agreement was previously filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 21, 2020. The Rights Agreement Amendment, which is filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 9, 2021, is incorporated herein by reference. The foregoing summary of the Rights Agreement Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement Amendment, which has been filed as an exhibit hereto.

Item 2.          Exhibits.

Exhibit No.	Description

4.1	Rights Agreement, dated as of September 20, 2020, by and between Cubic Corporation and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (which includes the Form of Right Certificate as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to Cubic Corporation’s Current Report on Form 8-K, filed with the SEC on September 21, 2020, File No. 001-08931)

4.2	Amendment No. 1 to the Rights Agreement, dated as of February 7, 2021, by Cubic Corporation (incorporated by reference to Exhibit 4.1 of Cubic Corporation’s Current Report on Form 8-K, filed with the SEC on February 9, 2021, File No. 001-08931)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CUBIC CORPORATION

Date: February 9, 2021
	By:	/s/ Hilary L. Hageman
	Name:	Hilary L. Hageman
	Title:	Senior Vice President, General Counsel & Corporate Secretary

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